Exhibit 4.3
STRICTLY PERSONAL AND CONFIDENTIAL
Mr J Lawrence
23 March 2009
Dear Jim,
Your reward package effective 1st January 2009
This is to confirm your reward package as from 1st January 2009.
Base Salary
Your 2009 salary will remain at the 2008 level of USD 1,133,000.
Annual Bonus
Your 2009 maximum bonus continues to be 160% of your base salary.
A maximum of 130% of salary will be based on achievement of the business targets. Up to 30% of your bonus will be based upon achievement of your personal (QoR) targets. The QoR will be composed of 3 individual, measurable targets equally proportioned at a maximum of 10% of salary for each.
One-quarter of your annual bonus will be paid in the form of Unilever shares (1). The company will match these shares, and the matching shares will form part of your long-term incentive program described below.
Appendix 1 shows details of the targets agreed with the Remuneration Committee.
Long-Term Stock Incentives
The face value of your stock incentive award for 2009 under the LPSP remains 335% of your salary. The number of shares will be calculated using the share prices as of the 2009 grant date, 19 March 2009.
Actual vested awards of these performance shares will range between 0% and 200% of the granted shares.
LPSP
Under the LPSP, participants are granted a target number of shares at the beginning of each year for the upcoming 3 year performance period.
Portions of the award will vest based on Group USG and Cumulative Ungeared Free Cash Flow performance against our target performance ranges, and a portion of the award will vest based on Unilever’s relative TSR ranking versus a peer group with 20 other companies (the existing TSR comparator group). The number of shares eventually earned will range from 0% to 200% of the par award based on actual performance, with the economic value of awards ultimately dependent on share price and level of goal achievement. Vesting and delivery of LPSP shares will occur 3 years after the grant date.

(1)	If you are no longer an employee at the moment of Bonus payment the Bonus will be paid wholly in cash.

The performance measurement weighting for UEx is 30% based on USG, 30% based on Cumulative Free Cash Flow, and 40% based on relative TSR.
Appendix 2 show details of the targets for the 2009 award agreed with the Remuneration Committee.
Matching Shares
As mentioned, under your Annual Bonus, a part of your bonus is paid in the form of Unilever shares. The company will match this investment with the same number of shares
All these shares have to be held for a period of three years. Once the three-year period has elapsed, full ownership of the shares will pass to you.
Personal Shareholding requirement
The personal shareholding requirement amounts to at least one and a half times your Base Salary.
Perquisites and benefits
Local practice will continue to apply to you for company car and other employee provisions.
You and your family are members of the Unilever – BUPA International medical plan.
As an Executive Team member, 5% of your base salary may be spent each year on travelling expenses for your partner when accompanying you on business travel.
You are also provided with an entertainment cost allowance of £1,000 gross a year. This is to compensate for small, out of pocket costs.
Pension
You are a member of the Unilever’s International Pension Plan (IPP)
Your pensionable salary is your base salary only.
With kind regards,
Paul Polman

STRICTLY PERSONAL AND CONFIDENTIAL
Mr P Polman
20 March 2009
Dear Paul,
Your reward package effective 1st January 2009
This is to confirm your reward package as from 1st January 2009.
Base Salary
Your 2009 salary will remain at the 2008 level of GBP 920,000.
Annual Bonus
Your 2009 maximum bonus continues to be 200% of your base salary.
A maximum 133.3% will be based on achievement of Unilever’s 2009 business results targets. Up to 66.7 of the bonus will be based upon achievement of your personal (QoR) targets.
One-quarter of your annual bonus will be paid in the form of Unilever shares (1). The company will match these shares, and the matching shares will form part of your long-term incentive program described below.
Appendix 1 shows details of the targets agreed with the Remuneration Committee.
Long-Term Stock Incentives
The face value of your stock incentive award for 2009 under the LPSP remains 190% of your salary. The number of shares will be calculated using the share prices as of the 2009 grant date, 19 March 2009.
Actual vested awards of these performance shares will range between 0% and 200% of the granted shares.
LPSP
Under the LPSP, participants are granted a target number of shares at the beginning of each year for the upcoming 3 year performance period.
Portions of the award will vest based on Group USG and Cumulative Ungeared Free Cash Flow performance against our target performance ranges, and a portion of the award will vest based on Unilever’s relative TSR ranking versus a peer group with 20 other companies (the existing TSR comparator group). The number of shares eventually earned will range from 0% to 200% of the par award based on actual performance, with the economic value of awards ultimately dependent on share price and level of goal achievement. Vesting and delivery of LPSP shares will occur 3 years after the grant date.
The performance measurement weighting for UEx is 30% based on USG, 30% based on Cumulative Free Cash Flow, and 40% based on relative TSR.
Appendix 2 show details of the targets for the 2009 award agreed with the Remuneration Committee.

(1)	If you are no longer an employee at the moment of Bonus payment the Bonus will be paid wholly in cash.

Matching Shares
As mentioned, under your Annual Bonus, a part of your bonus is paid in the form of Unilever shares. The company will match this investment with the same number of shares
All these shares have to be held for a period of three years. Once the three-year period has elapsed, full ownership of the shares will pass to you.
Personal Shareholding requirement
You are required to build and maintain a personal shareholding in Unilever of at least one and a half times your Base Salary within 5 years of start of service.
Perquisites and benefits
Local practice will continue to apply to you for company car and other employee provisions.
However as agreed, you have personal arrangements in place to cover your medical cost.
As an Executive Team member, 5% of your base salary may be spent each year on travelling expenses for your partner when accompanying you on business travel.
You are also provided with an entertainment cost allowance of £1,000 gross a year. This is to compensate for small, out of pocket costs.
Pension
You will be a member of the Unilever’s International Pension Plan (IPP). Furthermore we will accrue on your behalf a supplemental 12% of salary, with investment returns replicating those of the IPP. The latter value of the accumulated supplement will vest at age 60 or later at actual retirement.
Your pensionable salary is your base salary only.
With kind regards,
Michael Treschow